Exhibit 10.15

Amgen Nonqualified Deferred Compensation Plan
As Amended and Restated Effective October 16, 2013

		Page

PURPOSE	................................................................................................................................	1
ARTICLE 1	DEFINITIONS........................................................................................................	1
ARTICLE 2	SELECTION/ENROLLMENT/ELIGIBILITY.......................................................	5
2.1	Selection by Committee..........................................................................................	5
2.2	Enrollment Requirements........................................................................................	5
2.3	Eligibility/Commencement of Participation............................................................	6
2.4	Termination of Participation and/or Deferrals........................................................	6
ARTICLE 3	DEFERRAL COMMITMENTS/COMPANY MATCHING/CREDITING/ TAXES....................................................................................................................	6
3.1	Maximum Deferrals................................................................................................	6
3.2	Election to Defer/Effect of Election Form..............................................................	6
3.3	Delayed Commencement Election..........................................................................	7
3.4	Withholding of Annual Deferral Amounts..............................................................	7
3.5	Annual Company Contribution Amount.................................................................	7
3.6	Vesting.....................................................................................................................	7
3.7	Crediting/Debiting of Account Balances.................................................................	8
3.8	FICA and Other Taxes.............................................................................................	9
3.9	Distributions............................................................................................................	10
ARTICLE 4	SHORT-TERM PAYOUT........................................................................................	10
4.1	Short-Term Payout..................................................................................................	10
4.2	Other Benefits Take Precedence Over Short Term Payout.....................................	10
ARTICLE 5	DISTRIBUTION OF BENEFITS FOLLOWING SEPARATION FROM SERVICE................................................................................................................	10
5.1	Distributions............................................................................................................	10
5.2	Installment Payments..............................................................................................	11
5.3	Distribution Election Changes................................................................................	11
ARTICLE 6	SURVIVOR BENEFITS.........................................................................................	11
6.1	Survivor Benefits.....................................................................................................	12
6.2	Death Before Commencement of Benefits..............................................................	12
6.3	Death After Commencement of Benefits................................................................	12
6.4	Distribution Election Changes................................................................................	12
6.5	Beneficiary..............................................................................................................	12
6.6	Beneficiary Designation Change/Spousal Consent.................................................	13
6.7	Acknowledgment....................................................................................................	13
6.8	No Beneficiary Designation....................................................................................	13
6.9	Discharge of Obligations.........................................................................................	13
ARTICLE 7	DISABILITY WAIVER AND BENEFIT...............................................................	13
7.1	Disability Waiver.....................................................................................................	13
ARTICLE 8	DISTRIBUTIONS - GENERAL.............................................................................	14
8.1	Generally................................................................................................................	14
8.2	Six-Month Delayed Payment..................................................................................	14
8.3	Accelerated Distributions........................................................................................	14
8.4	Delayed Distributions..............................................................................................	14

i

(continued)

ii

(continued)

iii

AMGEN NONQUALIFIED DEFERRED COMPENSATION PLAN
As Amended and Restated Effective October 16, 2013
Purpose
The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated Employees who contribute materially to the continued growth, development and future business success of Amgen Inc., a Delaware corporation, and its subsidiaries, if any, that sponsor this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.
The Plan was amended and restated, generally effective as of January 1, 2009, in order to comply with Code Section 409A and related Treasury Regulations, and to incorporate prior amendments. The Plan, as set forth herein, is further amended and restated, effective as of October 16, 2013, to incorporate amendments adopted after the last restatement and make certain other desired changes. If a Participant’s payments commenced prior to October 16, 2013, or if the Committee determines that all of the events necessary to receive payment have occurred prior to October 16, 2013, the Participant shall receive or continue to receive payments in accordance with the Plan terms in effect on October 15, 2013, to the extent that the Company determines that doing so would comply with applicable law.
ARTICLE 1
Definitions

For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1
“Account Balance” shall mean, with respect to a Participant, a credit on the records of the Employer equal to the sum of (i) the Deferral Account balance and (ii) the vested Company Contribution Account balance. The Account Balance and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.2
“Account Balance Plan” shall mean any plan, agreement or arrangement of the Company or an Employer that is an “account balance plan” as defined in Treasury Regulation Section 1.409A-1(c)(2)(A) and (B).

1.3
“Annual Base Salary” shall mean a Participant’s compensation consisting only of regular salary paid by any Employer for services rendered during the Plan Year and excluding any other compensation. With respect to any member of the Board, Annual Base Salary shall mean the member’s annual retainer, chair fees, Board meeting fees, and meeting fees for any committee of the Board.

1.4
“Annual Bonus” shall mean any compensation earned by a Participant during a Plan Year that constitutes a commission paid to a salesperson or that is paid pursuant to the Amgen Global Management Incentive Plan (GMIP), the Amgen Inc. Executive Incentive Plan (EIP), or an equivalent bonus program. All other compensation is excluded from the definition of Annual Bonus.

1.5	“Annual Company Contribution Amount” shall mean, for any one Plan Year, the amount determined in accordance with Section 3.5.

1.6
“Annual Deferral Amount” shall mean that portion of a Participant’s Annual Base Salary or Annual Bonus, as applicable, that a Participant elects to have, and is, deferred in accordance with Article 3, for any one Plan Year.

1.7
“Annual Installment Method” shall mean the method used to make payments with respect to a Participant who has elected to receive a benefit over a period of years. Under the Annual Installment Method, the amount of each annual payment due to a Participant (or Beneficiary) shall be calculated by multiplying the Participant’s Account Balance as of the most recent Valuation Date by a fraction, the numerator of which is one and the denominator of which is the remaining number of annual payments due the Participant (or Beneficiary). By way of example, if the Participant elects a ten-year Annual Installment Method, the first payment shall be 1/10 of the Account Balance as of the most recent Valuation Date. The following year, the payment shall be 1/9 of the Account Balance as of the most recent Valuation Date. For purposes of this Plan, the right to receive a benefit payment in annual installments shall be treated as the entitlement to a single payment.

1.8
“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with the terms of the Plan or otherwise entitled to receive benefits under this Plan upon the death of a Participant.

1.9
“Beneficiary Designation Form” shall mean the written or electronic form established from time to time by the Committee that a Participant completes and returns to the Committee to designate one or more Beneficiaries.

1.10	“Board” shall mean the board of directors of the Company.

1.11	“Change of Control” shall have the meaning set forth in the Amgen Inc. Change of Control Severance Plan, as it may be amended from time to time.

1.12	“Claimant” shall have the meaning set forth in Section 13.1.

1.13
“Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and any applicable IRS Regulations promulgated thereunder and any successor thereto. References to any section of the Code include reference to any comparable or succeeding provisions or regulations that amends, supplements or replaces the section.

1.14	“Committee” or “Compensation Committee” shall mean the Compensation and Management Committee of the Board.

1.15
“Company” shall mean Amgen Inc., and any successor to all or substantially all of the Company’s assets or business and it shall exclude any disregarded entity pursuant to Treasury Regulations Section 301.7701-3, unless such disregarded entity is selected by the Board or Committee to participate in the Plan.

1.16
“Company Contribution Account” shall mean (i) the sum of the Participant’s Annual Company Contribution Amounts, plus (ii) amounts credited (net of amounts debited) in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Company Contribution Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Company Contribution Account.

1.17
“Deferral Account” shall mean (i) the sum of all of a Participant’s Annual Deferral Amounts, plus (ii) amounts credited (net of amounts debited) in accordance with all the applicable provisions of this Plan that relate to the Participant’s Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account.

1.18
“Disability” shall mean any medically determinable physical or mental impairment resulting in a Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months. The determination of whether a Participant has a Disability shall be made by the Employer’s short-term disability insurance carrier or administrator (or, if none, by the Committee).

1.19	“Election Form” shall mean the written or electronic form established from time to time by the Committee that a Participant completes and returns to the Committee to make an election under the Plan.

1.20	“Employee” shall mean a person whom an Employer classifies as an Employee for payroll tax or tax reporting purposes.

1.21	“Employer” shall be defined as follows:

(a)
Except as otherwise provided in part (b) of this Section, the term “Employer” shall mean the Company and/or any of its subsidiaries or affiliates (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan, through designation in Appendix A of the Plan, and have adopted the Plan by permitting their Employees to participate in the Plan.

(b)
For the purpose of determining whether a Participant has experienced a Separation From Service, the term “Employer” shall mean the entity for which the Participant performs services and with respect to which the legally binding right to compensation deferred or contributed under this Plan arises. In addition, the term “Employer” shall include all other entities with which the entity described in the preceding sentence would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (a group of trades or businesses, whether or not incorporated, under common control), as applicable.

1.22	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.23	“401(k) Plan” shall mean the Amgen Retirement and Savings Plan adopted by the Company, as it may be amended from time to time.

1.24
“Participant” shall mean any Employee (i) who is selected by the Committee from among the highly compensated or management employees of the Employer to participate in the Plan, through designation in Appendix B attached to the Plan, (ii) who elects to participate in the Plan (or has an amount credited to his or her Company Contribution Account), (iii) who signs a Plan Agreement and an Election Form (with respect to any Annual Deferral Amount), (iv) whose signed Plan Agreement and Election Form are accepted by the Committee, (v) who commences participation in the Plan, and (vi) whose Plan participation has not terminated by virtue of a complete distribution of his or her

Account Balance. In addition, a Participant shall mean any member of the Board (i) who elects to participate in the Plan (or has an amount credited to his or her Company Contribution Account), (ii) who signs a Plan Agreement and an Election Form (with respect to any Annual Deferral Amount), (iii) whose signed Plan Agreement and Election Form are accepted by the Committee, (iv) who commences participation in the Plan, and (v) whose Plan participation has not terminated by virtue of a complete distribution of his or her Account Balance. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an Account Balance under the Plan, even if he or she has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.25
“Plan” shall mean the Amgen Nonqualified Deferred Compensation Plan, as amended and restated effective October 16, 2013, which shall be evidenced by this instrument and by each Plan Agreement, as they may be amended from time to time.

1.26
“Plan Agreement” shall mean a written agreement, as may be amended from time to time, which is entered into by and between an Employer and a Participant. Each Plan Agreement executed by a Participant and the Participant’s Employer shall provide for the entire benefit to which such Participant is entitled under the Plan; should there be more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the Employer shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement. The terms of any Plan Agreement may be different for any Participant, and any Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Employer and the Participant.

1.27	“Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.28
“Separation from Service” shall mean the termination of services provided by a Participant to his or her Employer, whether voluntarily or involuntarily, as determined by the Committee in accordance with Treasury Regulation Section 1.409A-1(h). In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:

(a)
For a Participant who provides services to the Employer as an Employee, except as otherwise provided in Section 1.28(b), a Separation from Service shall occur when such Participant experiences a termination of employment with such Employer. A Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that either (i) the Participant is not reasonably expected to perform further services for the Employer after a certain date, or (ii) that the level of bona fide services the Participant will perform for the Employer after such date (whether as an Employee or as an independent contractor) will permanently decrease to no more than 49% of the average level of bona fide services performed by such Participant (whether as an Employee or an independent contractor) over the immediately preceding 36-month period (or full period of services to the Employer if the Participant has been providing services to the Employer for less than 36 months).

(b)
If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed six months, or longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the Participant will incur a Separation from Service as of the first day immediately following the end of such six-month period. However, where a Participant’s leave of absence is due to his or her Disability, a 29-month period of absence will be substituted for such six-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.

(c)
Notwithstanding the foregoing, if a Participant who provides services to the Employer as both an Employee and a member of the Board, then to the extent permitted by Treasury Regulation Section 1.409A-1(h)(5), the services provided by such Participant as a Board member shall not be taken into account in determining whether the Participant experiences a Separation from Service as an Employee, and the services provided by such Participant as an Employee shall not be taken into account in determining whether the Participant has experienced a Separation from Service as a Board member.

1.29	“Short-Term Payout” shall mean the payout set forth in Section 4.1.

1.30	“Trust” shall mean one or more trusts established pursuant to that certain Trust Agreement, dated as of January 1, 2002 between the Company and the trustee named therein, as amended from time to time.

1.31
“Unforeseeable Financial Emergency” shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant, or the Participant’s spouse, Beneficiary, or dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B)), (ii) a loss of the Participant’s property due to casualty, or (iii) another similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee, consistent with Treasury Regulation Section 1.409A-3(i)(3).

1.32	“Valuation Date” shall mean the last day of each Plan Year or any other date as of which the Committee, in its sole discretion, designates as a Valuation Date.

ARTICLE 2
Selection/Enrollment/Eligibility

2.1
Selection by Committee. Participation in the Plan shall be limited to a select group of Employees of the Employers, each of whom is a member of management or is highly compensated, and to members of the Board. From the group of employees who are management or highly compensated, the Committee shall select, in its sole discretion, Employees to participate in the Plan, and they shall be designated on Appendix B.

2.2
Enrollment Requirements. As a condition to participation, each member of the Board and selected Employee shall complete, execute, and return to the Committee a Plan Agreement and an Election Form (with respect to any Annual Deferral Amount), all within the timeframes set forth in Section 3.2. In addition, the Committee may establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3
Eligibility/Commencement of Participation. Provided an Employee selected to participate in the Plan or member of the Board has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period set forth in Section 2.2, that Employee or Board member shall commence participation in the Plan on the first day of the month following the month in which he or she completes all enrollment requirements or such other date specified by the Committee.

2.4
Termination of Participation and/or Deferrals. If the Committee determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA, the Committee shall have the right, in its sole discretion, to prevent the Participant from making future deferral elections in a subsequent Plan Year.

ARTICLE 3
Deferral Commitments/Company Matching/Crediting/Taxes

3.1Maximum Deferrals.

(a)
Annual Base Salary and Annual Bonus. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Annual Base Salary or Annual Bonus up to the following maximum percentages for each deferral elected as determined by the Committee for each Plan Year:

Deferral	Maximum Percentage
Annual Base Salary	50%
Annual Bonus	80%

(b)
Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, the maximum Annual Deferral Amount, with respect to Annual Base Salary and Annual Bonus shall be based on the amount of compensation not yet earned by the Participant as of the date the Participant submits a Plan Agreement and an Election Form to the Committee for acceptance.

(c)	Notwithstanding the foregoing, Participants who are members of the Board shall be subject to a 100% maximum deferral percentage with respect to their Annual Base Salary.

(d)
If a Participant received a hardship distribution from the 401(k) Plan and, as a result of such hardship distribution, the Participant is prohibited from making deferrals to the 401(k) Plan for all or any portion of any subsequent Plan Year, such Participant shall be prohibited from making any deferrals to the Plan for such Plan Year, notwithstanding anything in Section 3.2 or 8.5 to the contrary. Any deferral for a subsequent Plan Year to which this subsection (d) does not apply must be made in accordance with Section 3.2.

3.2	Election to Defer/Effect of Election Form.

(a)
First Plan Year. A Board member or Employee designated in Appendix B who first becomes eligible to participate in the Plan on or after the beginning of a Plan Year, as determined in accordance with Treasury Regulation Section 1.409A-2(a)(7)(ii), may elect to defer the portion of his or her Annual Base Salary and/or Annual Bonus paid for services performed after such election, provided that such Employee or Board member (1) submits an Election Form to the

Committee within 30 days after the Employee is selected by the Committee for participation in the Plan or within 30 days of the effective date of the member’s appointment to the Board, and (2) has not been eligible to participate in this Plan or in any other plan that would be aggregated with the participant deferral portion of this Plan under Treasury Regulation Section 1.409A-1(c) at any time during the 24-month period ending on the date he or she became eligible to participate in the Plan.

(b)
Subsequent Plan Years. For each succeeding Plan Year, an irrevocable deferral election for that Plan Year, and such other elections as the Committee deems necessary or desirable under the Plan, shall be made by timely delivering a new Election Form to the Committee, in accordance with its rules and procedures and before the end of the Plan Year preceding the Plan Year in which the services are first performed for which the Annual Base Salary and/or Annual Bonus that is subject to the election is paid. If no such Election Form is timely delivered for a Plan Year, the Annual Deferral Amount shall be zero for that Plan Year.

3.3
Delayed Commencement Election. A Participant who also participates in the 401(k) Plan or in the Retirement and Savings Plan of Amgen Manufacturing, Limited (the “1165(e) Plan”) shall have the opportunity to delay the effective date of his or her deferral election until the latest date selected by the Committee for the applicable Plan Year. Elections under this Section 3.3 shall be made on an Election Form in accordance with such rules and procedures the Committee shall establish, within the timeframes set forth in Section 3.2.

3.4
Withholding of Annual Deferral Amounts. For each Plan Year and except as provided in Section 3.3, the Annual Base Salary portion of the Annual Deferral Amount for each Participant shall be withheld from the Participant’s Annual Base Salary for such Plan Year as determined by the Committee. The Annual Bonus portion of the Annual Deferral Amount shall be withheld at the time the Annual Bonus is or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself.

3.5
Annual Company Contribution Amount. For each Plan Year, an Employer, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Company Contribution Account under this Plan, which amount shall be for that Participant the Annual Company Contribution Amount for that Plan Year. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive an Annual Company Contribution Amount for that Plan Year. The Annual Company Contribution Amount, if any, shall be credited as of the date determined by the Committee in its sole discretion. If a Participant is not employed by an Employer as of the last day of a Plan Year for a reason other than his or her retirement or death while employed, the Annual Company Contribution Amount for that Plan Year shall be zero. Distributions from a Participant’s Company Contribution Account shall be made as provided in Articles 5 and 6.

3.6	Vesting.

(a)	A Participant shall at all times be 100% vested in his or her Deferral Account.

(b)
A Participant shall be vested in his or her Company Contribution Account in accordance with the vesting schedules established by the Committee, in its sole and absolute discretion, for each Annual Company Contribution Amount (and amounts credited or debited thereon) at the time each such Annual Company Contribution Amount is first credited to the Participant’s Account Balance under the Plan. The vesting schedules established by the Committee for each Annual Company Contribution Amount may be different for different Participants.

(c)
Notwithstanding anything in this Section to the contrary, except as provided in subsection (d) below, in the event of a Change of Control, a Participant’s Company Contribution Account shall immediately become 100% vested (without regard to whether it is already vested in accordance with the above vesting schedules).

(d)
Except as otherwise provided by written agreement between a Participant and his/her Employer, notwithstanding anything in this Section or the Plan to the contrary, the vesting schedule for a Participant’s Company Contribution Account shall not be accelerated to the extent that the Committee determines that such acceleration would cause the deduction limitations of Section 280G of the Code to become effective. In the event that any portion of a Participant’s Company Contribution Account is not vested pursuant to such a determination, the Participant may request independent verification of the Committee’s calculations with respect to the application of Section 280G. In such case, the Committee must provide to the Participant within 15 business days of such a request an opinion from a nationally recognized accounting firm selected by the Participant (the “Accounting Firm”), to the effect that, in the Accounting Firm’s opinion that any limitation in the vested percentage hereunder is necessary to avoid the limits of Section 280G, and containing supporting calculations, or, in the absence of such an opinion, shall cause the relevant portion of the Participant’s Company Contribution Account to become vested. The cost of such opinion shall be paid for by the Company.

3.7
Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:

(a)
Election of Measurement Funds. A Participant, in connection with his or her initial deferral election in accordance with Section 3.2(a) above or his or her initial Annual Company Contribution Amount in accordance with Section 3.5 above, shall elect, on the Election Form, one or more Measurement Fund(s) (as defined in Section 3.7(c)) to be used to determine the additional amounts to be credited to his or her Account Balance for the first business day in which the Participant commences participation in the Plan and continuing thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the next sentence. Commencing with the first business day that follows the Participant’s commencement of participation in the Plan and continuing thereafter for each subsequent day in which the Participant participates in the Plan, the Participant may (but is not required to) elect, by submitting an Election Form to the Committee that is accepted by the Committee, to add or delete one or more Measurement Fund(s) to be used to determine the additional amounts to be credited to his or her Account Balance, or to change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall apply to the next business day and continue thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence.

(b)	Proportionate Allocation. In making any election described in Section 3.7(a) above, the Participant shall specify on the Election Form, in increments of one percentage point (1%),

the percentage of his or her Account Balance to have gains and losses measured by a Measurement Fund.

(c)
Measurement Funds. From time to time, the Senior Vice President, Human Resources of the Company (or his delegate) in such person’s sole discretion shall select and announce to Participants such person’s selection of mutual funds, insurance company separate accounts, indexed rates or other methods (each, a “Measurement Fund”), for the purpose of providing the basis on which gains and losses shall be attributed to Account Balances under the Plan. The Senior Vice President, Human Resources of the Company (or his delegate) may, in such person’s sole discretion, discontinue, substitute, or add a Measurement Fund at any time. Each such action shall take effect after a reasonable period of time following the day on which Participants are given written notice of such change.

(d)
Crediting or Debiting Method. The performance of each elected Measurement Fund (either positive or negative) will be determined by the Senior Vice President, Human Resources of the Company (or his delegate), in such person’s reasonable discretion, based on available reports of the performance of the Measurement Funds. A Participant’s Account Balance shall be credited or debited on a daily basis based on the performance of each Measurement Fund selected by the Participant, as determined by Senior Vice President, Human Resources of the Company (or his delegate), in such person’s sole discretion, as though: (i) a Participant’s Account Balance were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to such day, as of the close of business on such day, at the closing price on such date; (ii) the portion of the Annual Deferral Amount that was actually deferred during any day were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to such day, no later than the close of business on the first business day after the day on which such amounts are actually deferred from the Participant’s Annual Base Salary through reductions in his or her payroll and from the Participant’s Annual Bonus, at the closing price on such date; and (iii) any distribution made to a Participant that decreases such Participant’s Account Balance ceased being invested in the Measurement Fund(s), in the percentages applicable to such day, no later than one business day prior to the distribution, at the closing price on such date.

(e)
No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation to his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that an Employer or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by an Employer or the Trust; the Participant shall at all times remain an unsecured creditor of the Employer.

3.8
FICA and Other Taxes. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant or a portion or all of an Annual Company Contribution Amount becomes Vested, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Annual Base Salary or Annual Bonus that is not being deferred, in a manner determined by the Employer(s), the

Participant’s share of taxes under the Federal Insurance Contribution Act (“FICA”), other employment taxes and other employee contributions on such Annual Deferral Amount. If necessary, and in accordance with Section 8.3(b) below, the Committee may reduce the Annual Deferral Amount or Annual Company Contribution Amount in order to comply with this Section.

3.9
Distributions. The Participant’s Employer(s), or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s) and the trustee of the Trust, respectively (whichever is making the payment). The Participant’s Employer, or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan any garnishment of wages in amounts and in a manner to be determined by the sole discretion of the Employer(s) and the trustee of the Trust, respectively (whichever is making the payment).

ARTICLE 4
Short-Term Payout

4.1
Short-Term Payout. In connection with each election to defer an Annual Deferral Amount, a Participant may irrevocably elect, within the timeframe and manner prescribed by Section 3.2, to receive a future “Short-Term Payout” from the Plan with respect to such Annual Deferral Amount. Subject to Article 8 below, the Short-Term Payout shall be a lump-sum payment in an amount that is equal to the Annual Deferral Amount plus amounts credited or debited in the manner provided in Section 3.7 above on that amount, determined at the time that the Short-Term Payout becomes payable (rather than the date of a Separation from Service). Subject to the terms and conditions of the Plan, each Short-Term Payout elected shall be paid out as soon as administratively practicable within the Plan Year designated by the Participant. The Plan Year designated by the Participant must be at least three but no more than ten Plan Years after the Plan Year in which the Annual Deferral Amount is actually deferred.

4.2
Other Benefits Take Precedence Over Short Term Payout. Should an event occur that triggers a benefit payment under Article 5 or Article 6, any Annual Deferral Amount, plus amounts credited or debited thereon, that is subject to a Short Term Payout election under Section 4.1 but not in pay status as of the date of the Participant’s Separation from Service or death, shall not be paid in accordance with Section 4.1 but shall be paid in accordance with the other applicable Article.

ARTICLE 5
Distribution of Benefits Following Separation From Service

5.1
Distributions. Subject to Article 8 below, a Participant shall be entitled to a distribution of the vested interest of his or her Account Balance following Separation from Service. Such amount will be paid in a lump-sum cash payment as soon as administratively practicable during the Plan Year immediately following the Plan Year in which such Separation from Service occurs, unless the Participant has elected on an Election Form, within the time and manner prescribed by Section 3.2, to receive either (i) a lump-sum cash payment as soon as administratively practicable during the second Plan Year following the Plan Year in which the Separation from Service occurs, or (ii) installment payments in accordance with Section 5.2. Notwithstanding the foregoing, for all Annual Company Contribution Amounts credited to a Participant with respect to services performed on or after October 16, 2013, any election as to the time and form of payment previously made by the Participant under the Amgen Inc. Supplemental Retirement Plan (“SRP”) shall also apply to such Annual Company Contribution

Amounts (and related earnings) under the Plan (to the extent made for services performed after the election). If a Participant does not have a previous election in effect under the SRP, any Annual Company Contribution Amount credited to a Participant with respect to services performed on or after October 16, 2013 (and related earnings) shall be distributed in a lump-sum cash payment as soon as administratively practicable during the Plan Year immediately following the Plan Year in which such Separation from Service occurs. The provisions of the Plan in effect prior to October 16, 2013 with respect to the time and form of payment shall apply with respect to all Annual Company Contribution Amounts credited to a Participant with respect to services performed prior to October 16, 2013 (and related earnings).

5.2
Installment Payments. In lieu of the lump-sum payment described in Section 5.1, a Participant may elect on an Election Form to have the designated vested portion of his or her Account Balance paid under the Annual Installment Method following Separation from Service for up to a ten-year period. Payments under the Annual Installment Method will commence as soon as administratively practicable during the Plan Year immediately following the Plan Year in which the Participant experiences a Separation from Service, and will end in the Plan Year specified in the Election Form. However, if the Participant’s aggregate balance under all Account Balance Plans is $100,000 or less upon his or her Separation from Service, the Participant’s election to receive payments under the Annual Installment Method shall be disregarded and the portion of the Participant’s Account Balance that is subject to the election will be paid to the Participant as a lump sum as soon as administratively practicable during the Plan Year immediately following the Plan Year in which the Participant experiences a Separation from Service. Notwithstanding the foregoing, for Annual Company Contribution Amounts credited to a Participant with respect to services performed on or after October 16, 2013 (and related earnings), the time and form of payment of such amounts shall be governed by Section 5.1.

5.3
Distribution Election Changes. With respect to each distribution election (or deemed election) made pursuant to this Article 5, a Participant may extend the payment date and/or change the form of payment initially designated (or subsequently designated under this Section 5.3), provided that: (i) the new distribution election shall have no effect until at least 12 months after the date on which such election is made (e.g., must be made at least 12 months before the Participant’s Separation from Service), (ii) the payment date must be at least five years after the previously designated payment date and must involve completion of all payments not later than the end of the Plan Year that includes the twenty-year anniversary of the Participant’s Separation from Service, and (iii) the election must be made at least 12 months prior to the previously designated payment date. The “previously designated payment date” in the preceding sentence shall be January 1 of the Plan Year in which the payment was scheduled to occur (based on the last election in effect), which shall include only the first payment under the Annual Installment Method. Any election change made hereunder with respect to Annual Company Contribution Amounts credited to a Participant with respect to services performed on or after October 16, 2013 (and related earnings) may be independent of any election as to the time and form of payment made by the Participant under the SRP.

ARTICLE 6
Survivor Benefits

6.1
Survivor Benefits. If a Participant dies before his or her Account Balance has been distributed in full, the Participant’s Beneficiary shall receive a survivor benefit equal to the Participant’s Account Balance, payable in accordance with the following provisions of this Article 6.

6.2
Death Before Commencement of Benefits. Subject to Section 6.3, a Participant shall elect on an Election Form whether any amounts payable to a Beneficiary under the Plan shall be received by his or her Beneficiary in a lump sum or pursuant to the Annual Installment Method for up to a ten-year period. Notwithstanding the foregoing, for all Annual Company Contribution Amounts credited to a Participant with respect to services performed on or after October 16, 2013, any election as to the time and form of payment previously made by the Participant under the SRP upon the death of a Participant before the commencement of benefits shall also apply to such Annual Company Contribution Amounts (and related earnings) under the Plan (to the extent made for services performed after the election). If a Participant does not have a previous election in effect under the SRP, any Annual Company Contribution Amount credited to a Participant with respect to services performed on or after October 16, 2013 (and related earnings) shall be distributed upon the death of a Participant before the commencement of benefits in a lump-sum cash payment. The provisions of the Plan in effect prior to October 16, 2013 with respect to the time and form of payment upon the death of a Participant before the commencement of benefits shall apply with respect to all Annual Company Contribution Amounts credited to a Participant with respect to services performed prior to October 16, 2013 (and related earnings). Notwithstanding anything herein to the contrary, if the Participant’s aggregate balance under all Account Balance Plans is $100,000 or less upon his or her death, the Participant’s election to have payments made under the Annual Installment Method shall be disregarded and the portion of the Participant’s Account Balance that is subject to the election will be paid to the Beneficiary as a lump sum. If a Participant does not make any election with respect to the payment of his or her Account Balance, then such Account Balance shall be paid to the Beneficiary in a lump sum. Any lump-sum payment made pursuant to this Section 6.2 or Section 6.4 shall be made, or installment payments shall commence, within 60 days of the Participant’s death.

6.3
Death After Commencement of Benefits. If a Participant dies after installment payments have commenced but before his or her Account Balance is paid in full, the Participant’s remaining installment payments shall continue and shall be paid to the Participant’s Beneficiary over the remaining number of years and in the same amounts as payments would have been made to the Participant had the Participant survived.

6.4
Distribution Election Changes. With respect to each distribution election (or deemed election) made pursuant to this Article 6, a Participant may change the form of payment initially designated (or subsequently designated under this Section 6.4), provided that: (i) the new distribution election shall have no effect until at least 12 months after the date on which such election is made (e.g., must be made at least 12 months before the Participant’s Separation from Service), (ii) the payment date must involve completion of all payments not later than the end of the Plan Year that includes the ten-year anniversary of the Participant’s death, and (iii) the election must be made at least 12 months prior to the previously designated payment date. The “previously designated payment date” in the preceding sentence shall be January 1 of the Plan Year in which the payment was scheduled to occur (based on the last election in effect), which shall include only the first payment under the Annual Installment Method. Any election change made hereunder with respect to Annual Company Contribution Amounts credited to a Participant with respect to services performed on or after October 16, 2013 (and related earnings) may be independent of any election as to the time and form of payment made by the Participant under the SRP.

6.5
Beneficiary. Each Participant shall have the right, at any time, to designate his Beneficiary (both primary and contingent) to receive any benefits payable under the Plan upon the death of the Participant. The Beneficiary designated under this Plan may be the same or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

6.6
Beneficiary Designation Change/Spousal Consent. A Participant shall designate his or her Beneficiary by completing and submitting the Beneficiary Designation Form to the Committee. A Participant shall have the right to change a Beneficiary designation by submitting a new Beneficiary Designation Form in accordance with this Section 6.6 and with the Committee’s rules and procedures, as in effect from time to time. A Participant may name someone other than his or her spouse as a Beneficiary only if a spousal consent, in the form designated by the Committee, is signed by that Participant’s spouse and returned to the Committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death. Notwithstanding anything in this Section or the Plan to the contrary, a Participant’s designation of a spouse as a Beneficiary shall automatically be cancelled and revoked on the date a Participant’s divorce from that spouse becomes final.

6.7	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

6.8
No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 6.5, 6.6, and 6.7 above, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be the first of the following classes in which there is a survivor: (i) his or her surviving Spouse; (ii) his or her children, except if any of the children predecease the Participant but leave surviving issue, then such issue will take by right of representation the share the parent would have taken if living; and (iii) his or her estate.

6.9
Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that the Participant’s Plan Agreement shall terminate upon such full payment of benefits. Notwithstanding anything in the Plan to the contrary, if payment of a Participant’s benefits under this Plan is made to any person in excess of the amount which is due and payable under the Plan for any reason (including, without limitation, the continuation of payments after the death of a Participant or Beneficiary entitled to them), the Committee shall have full authority, in its sole and absolute discretion, to reduce future benefits payable under the Plan (including amounts payable to a surviving Spouse) to reflect the value of the excess payment.

ARTICLE 7
Disability Waiver and Benefit

7.1	Disability Waiver.

(a)
Waiver of Deferral. A Participant who is determined by the Committee to be suffering from a Disability shall have no further deferrals of the Annual Deferral Amount that would otherwise have been withheld from a Participant’s Annual Base Salary or Annual Bonus for the Plan Year during which the Participant first suffers a Disability. During the period of Disability, the Participant shall not be allowed to make any additional deferral elections, but will continue to be considered a Participant for all other purposes of this Plan. Any cancellation of the Participant’s Annual Deferral Amount pursuant to this Section 7.1(a) shall occur by the later of the end of the Plan Year or the 15th day of the third month following the date the Participant incurs a Disability.

(b)
Return to Work. If a Participant returns to employment with an Employer after a Disability ceases, the Participant may elect to defer an Annual Deferral Amount for the Plan Year following his or her return to employment or service and for every Plan Year thereafter while a Participant in the Plan, provided such deferral elections are otherwise allowed and an Election Form is delivered to and accepted by the Committee for each such election in accordance with Section 3.2, above.

ARTICLE 8
Distributions - General

8.1	Generally. Except as otherwise provided, any and all distributions pursuant to Articles 4 through 6 shall be subject to the terms and conditions of this Article 8.

8.2
Six-Month Delayed Payment. If, at the time of the Participant’s Separation from Service, the Participant is a “specified employee” (within the meaning of Section 409A of the Code and Treasury Regulation Section 1.409A-1(i)), the Employer will not pay or provide any “Specified Benefits” (as defined herein) during the six-month period beginning with the date of the Participant’s Separation from Service (the “409A Suspension Period”). In the event of a Participant’s death, however, the Specified Benefits shall be paid to the Participant’s Beneficiary without regard to the 409A Suspension Period. For purposes of this Plan, “Specified Benefits” are any amounts of the Participant’s Account Balance that would be subject to Section 409A additional taxes if the Employer were to pay them, pursuant to this Plan, on account of the Participant’s Separation from Service. During the 409A Suspension Period, the Account Balance will continue to be credited or debited in accordance with Section 3.7(a) above until the Account Balance is distributed. Within 14 calendar days after the end of the 409A Suspension Period, the Participant shall be paid a lump-sum payment in cash equal to any Specified Benefits delayed during the 409A Suspension Period.

8.3	Accelerated Distributions. Distributions may not be accelerated, except as provided in this Section 8.3 and Article 10. Distributions may be accelerated under the following circumstances:

(a)
A Participant who has elected to receive any Annual Deferrals under the Annual Installment Method subsequently elects to change from installments to a lump-sum distribution, provided the change in the distribution election satisfies the requirements set forth in Sections 5.3 or 6.4 above.

(b)
A Participant becomes liable for FICA taxes with respect to any portion of the Participant’s Account Balance, provided that if an accelerated distribution is made pursuant to this paragraph, the amount distributed shall not exceed the aggregate of the FICA taxes imposed on the Participant’s Account Balance plus any income tax withholding required for the FICA withholdings.

(c)
The Plan fails to meet the requirements of Code Section 409A with respect to a Participant, provided that if an accelerated distribution is made pursuant to this paragraph, the amount that shall be distributed shall not exceed the amount required to be included in income as a result of the failure to comply with Code Section 409A.

8.4	Delayed Distributions. Except as provided in Sections 5.3, 6.4, 8.2, and this Section 8.4, payments may not be delayed. Distributions may be delayed under the following circumstances:

(a)
If the Company reasonably anticipates that the Employer’s deduction with respect to any distribution from this Plan would be limited or eliminated by application of Code Section 162(m), then to the extent permitted by Treasury Regulation Section 1.409A-2(b)(7)(i), payment shall be delayed as deemed necessary to ensure that the entire amount of any distribution from this Plan is deductible. Any amounts for which distribution is delayed pursuant to this Section shall continue to be credited or debited with additional amounts in accordance with Section 3.7. The delayed amounts (as adjusted for any amounts credited or debited thereon) shall be distributed to the Participant (or his Beneficiary in the event of the Participant’s death) at the earliest date the Company reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

(b)
The Committee may delay payment if it reasonably anticipates that making the payment would violate federal securities laws or other applicable law, provided the Committee treats all payments to similarly situated Participants on a reasonably consistent basis and the payment is made at the earliest date at which the Committee reasonably anticipates that the making of the payment will not cause such a violation.

8.5
Withdrawal /Cancellation of Deferrals for Unforeseeable Financial Emergencies. If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to receive a partial or full payout from the Plan. The payout shall not exceed the lesser of the Participant’s then vested Account Balance or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency. If, subject to the sole discretion of the Committee, the petition for a payout is approved, any payout shall be made within 60 days of the date of such approval. In addition, if the petition for payout is approved, or if the Participant receives a hardship distribution from the 401(k) Plan, the Participant’s deferrals for the remainder of the Plan Year shall be cancelled effective as of the date of such hardship distribution or approval. Any deferral for a subsequent Plan Year must be made in accordance with Section 3.2.

8.6
Withholding of Employment Taxes Upon Distribution. The Participant’s Employer(s), or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s) and the trustee of the Trust, respectively (whichever is making the payment). The Participant’s Employer, or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan any garnishment of wages in amounts and in a manner to be determined by the sole discretion of the Employer(s) and the trustee of the Trust, respectively (whichever is making the payment). Except to the extent specifically provided within this Plan or any separate written agreement between a Participant and the Employer, a Participant shall be solely responsible for the satisfaction of any taxes with respect to the benefits payable to the Participant under this Plan (including, but not limited to, employment taxes imposed on employees and additional taxes on nonqualified deferred compensation). Although the Company intends and expects that the Plan and its payments and benefits will not give rise to taxes imposed under Section 409A of the Code, neither the Company nor any other Employer, nor its employees, directors, or agents shall have any obligation to mitigate or to hold any Participant harmless from any or all of such taxes.

ARTICLE 9
Leave of Absence

9.1
Paid Leave of Absence. If a Participant is authorized by the Participant’s Employer for any reason to take a paid leave of absence from the employment of the Employer, and such leave of absence does not constitute a Separation from Service, the Participant shall continue to be considered eligible for the benefits provided under the Plan, and the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Article 3.

9.2
Unpaid Leave of Absence. If a Participant is authorized by the Participant’s Employer for any reason to take an unpaid leave of absence from the employment of the Employer, and such leave of absence does not constitute a Separation from Service, the Participant shall continue to be considered employed by the Employer, and deferrals shall not be made, in the absence of compensation. Upon such expiration of the unpaid leave and resumption of entitlement to compensation, deferrals shall resume for the remaining portion of the Plan Year in which the return occurs, based on the deferral election, if any, made for that Plan Year. If no election was made for that Plan Year, no deferral shall be withheld.

ARTICLE 10
Termination/Amendment or Modification

10.1
Termination. Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, by action of its Board of Directors or the Committee, the Company reserves the right to discontinue its sponsorship of the Plan and to terminate the Plan at any time in accordance with one of the following circumstances set forth in subsections (a) through (c) below and in Treasury Regulation Section 1.409A-3(j)(4)(ix):

(a)	The Company may terminate the Plan if the termination and liquidation is not proximate to a downturn in the Company’s financial health and:

(i)	The Plan and all other plans maintained by the Company that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c) are irrevocably terminated;

(ii)
No payments other than payments that would otherwise be payable under the terms of the Plan are made within 12 months following the date the Company takes all necessary actions to terminate and liquidate the Plan;

(iii)
Except with respect to the Participants who became entitled to benefits under the terms of the Plan and any other plan maintained by the Company that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c) within the first 12 months following the date such plans are irrevocably terminated, all payments to the Participants due under the terms of such plans must be made between the first day of the 13th month and the last day of the 24th month following the date such plans terminated; and

(iv)	The Company does not adopt a plan that would be aggregated with this Plan under Treasury Regulation Section 1.409A-1(c) within three years following the date the Plan is terminated.

(b)
The Company terminates and liquidates the Plan pursuant to irrevocable action taken within 30 days preceding or 12 months following a “change in control event” (defined below), provided that the Plan and all other plans maintained by the Company that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c) are terminated on the same date with respect to each participant in such plans that experienced the “change in control event,” and all such participants receive all benefits payable under such plans within 12 months following the termination date. For purposes of this Section 10.1(b), “change in control event” shall have the meaning set forth in Treasury Regulation Section 1.409A-3(i)(5).

(c)
The Company terminates and liquidates the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A), provided that all benefits payable under the Plan are distributed to Participants during the earlier of (i) the taxable year in which the amount is actually or constructively received, or (ii) the latest of the calendar year in which (a) the Plan is terminated and liquidated; (b) the benefits are no longer subject to a substantial risk of forfeiture; or (c) the payment first becomes administratively practicable.

10.2
Amendment. The Company may, at any time, amend or modify the Plan in whole or in part by the action of the Committee; provided, however, that: (i) no amendment or modification shall be effective to decrease or restrict the value of a Participant’s Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Separation from Service as of the effective date of the amendment or modification, (ii) no adverse amendment or modification shall be effective upon or after a Change of Control without the prior written consent of a majority of the Participants, and (iii) no amendment or modification of this Section 10.2 or Section 11.2 of the Plan shall be effective. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to benefits under the terms of the Plan as of the date of the amendment or modification.

This Plan is intended to comply with Section 409A of the Code, and the Company shall have complete discretion to interpret and construe this Plan and any associated documents in any manner that establishes an exemption from or otherwise conforms them to the requirements of Section 409A. If, for any reason including imprecision in drafting, any Plan provision does not accurately reflect its intended establishment of an exemption from or compliance with Section 409A of the Code, as demonstrated by consistent interpretations or other evidence of intent, the provision shall be considered ambiguous and shall be interpreted by the Company in a fashion consistent herewith, as determined in the sole and absolute discretion of the Company. The Company reserves the right to unilaterally amend this Plan without the consent of any Participant in order to accurately reflect its correct interpretation and operation, as well as to maintain an exemption from or compliance with Section 409A of the Code.

10.3
Effect of Payment. The full payment of the applicable benefit under Articles 4, 5, or 6 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan, and the Participant’s Plan Agreement shall terminate.

ARTICLE 11
Administration

11.1
Committee Duties. Except as otherwise provided in this Article 11, this Plan shall be administered by the Committee, or such other committee or delegates as the Committee shall appoint (including the Claims Reviewer and Appeals Reviewer with respect to benefits claims). The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate laws, rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant, the Company or any Employer.

11.2
Administration Upon Change of Control. For purposes of this Plan, the Company, acting through the Committee, shall be the “Administrator” at all times prior to the occurrence of a Change of Control. Upon and after the occurrence of a Change of Control, the “Administrator” shall be an independent third party selected by the Trustee and approved by the individual who, immediately prior to such event, was the Company’s Chief Executive Officer or, if not so identified, the Company’s highest ranking officer (the “Ex-CEO”). The Administrator shall have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan and Trust including, but not limited to benefit entitlement determinations; provided, however, upon and after the occurrence of a Change of Control, the Administrator shall have no power to direct the investment of Plan or Trust assets or select any investment manager or custodial firm for the Plan or Trust. Upon and after the occurrence of a Change of Control, the Company must: (1) pay all reasonable administrative expenses and fees of the Administrator; (2) pursuant to Section 11.5, indemnify the Administrator against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the Administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Administrator or its employees or agents; and (3) pursuant to Section 11.6, supply full and timely information to the Administrator or all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the date of circumstances of the retirement, Disability, death or Separation from Service of the Participants, and such other pertinent information as the Administrator may reasonably require. Upon and after a Change of Control, the Administrator may be terminated (and a replacement appointed) by the Trustee only with the approval of the Ex-CEO. Upon and after a Change of Control, the Administrator may not be terminated by the Company.

11.3
Agents. In the administration of this Plan, the Committee and the Administrator may, from time to time, employ agents and delegate to them such of their respective administrative duties as they see fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer. The Claims Reviewer and Appeals Reviewer shall be considered delegates of the Committee with respect to benefit claims.

11.4
Binding Effect of Decisions. The decisions or actions of the Committee, the Administrator and/or their respective delegates, with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

11.5
Indemnity of Committee. All Employers shall indemnify and hold harmless the members of the Committee, and any Employee to whom the duties of the Committee may be delegated, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, any such Employee or the Administrator.

11.6
Employer Information. To enable the Committee and Administrator to perform their respective functions, the Company and each Employer shall supply full and timely information to the Committee or Administrator, as the case may be, on all matters relating to the compensation of its Participants, the date and circumstances of the Disability, death or Separation from Service of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require.

ARTICLE 12
Other Benefits and Agreements

12.1
Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 13
Claims Procedures

13.1
Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the person or persons (“Claims Reviewer”) to whom the responsibility to adjudicate claims under the Plan has been delegated by the Senior Vice President, Human Resources of Amgen Inc. (as delegate of the Committee) a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. All claims must be made within 180 days of the date on which the event that caused the claim to arise occurred, including, without limitation, the receipt of a benefit statement that is labeled as a final determination (or labeled in terms substantially similar) of the Claimant’s benefits as of a certain date or states a claim for benefits may be filed within 180 days. The claim must state with particularity the determination desired by the Claimant.

13.2
Notification of Decision. The Committee shall consider a Claimant’s claim, and shall notify the Claimant in writing. Such notice shall be given to the Claimant within 90 days after the Claims Reviewer receives the application, unless special circumstances require an extension of time for processing the application. In no event shall such an extension exceed a period of 90 days from the end of the initial 90 day period. If such an extension is required, written notice thereof shall be furnished to the Claimant before the end of the initial 90 day period. Such notice shall indicate the special circumstances requiring an extension of time and the date by which the Claims Reviewer expects to render a decision. If notice is not given to the Claimant within the period prescribed by this Section 13.2, the application shall be deemed to have been denied for purposes of Section 13.2 upon the expiration of such period. The notice to the Claimant shall state:

(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)
that the Claims Reviewer has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)
an explanation of the claim review procedure set forth in Section 13.3 below, including the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.

13.3
Review of a Denied Claim. Within 90 days after receiving a notice from the Claims Reviewer that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Senior Vice President, Human Resources of Amgen Inc. (“Appeals Reviewer”) a written request for a review of the denial of the claim. In addition, the Claimant (or the Claimant’s duly authorized representative):

(a)	may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Appeals Reviewer, in its sole discretion, may grant.

13.4
Decision on Review. The Appeals Reviewer shall render its decision on review promptly, using an abuse of discretion standard of review, and shall render its decision not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Appeals Reviewer’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)	a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim; and

(d)	a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

13.5
Legal Action. A Claimant’s compliance with the foregoing provisions of this Article 13 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan. If Claimant has entered into an arbitration agreement with the Company or an Employer, the provisions of that arbitration agreement will govern following a Claimant’s compliance with the foregoing provisions of this Article 13, and shall be the sole and exclusive remedy following compliance with the foregoing provisions. No arbitration or civil action for benefits under the Plan may be brought more than one year following the notification that the appeal was denied in whole or in part, or the event that gave rise to the claim for benefits (including, without limitation, receipt of a benefit statement that is labeled as a final determination (or labeled in terms substantially similar) of the Claimant’s benefits as of a certain date or states the Claimant may file a claim for benefits within 180 days), whichever is later. If no arbitration agreement is applicable, any legal or equitable action for benefits under the Plan must be brought in the United States District Court that includes the city or is nearest to the city in which the participant was last employed by an Employer.

ARTICLE 14
Trust

14.1
Establishment of the Trust. The Company may establish the Trust, and each Employer may transfer over to the Trust such assets as the Employer determines, in its sole discretion, to provide for its respective future liabilities created with respect to the Annual Deferral Amounts and Annual Company Contribution Amounts, for such Employer’s Participants for all periods prior to the transfer, as well as any debits and credits to the Participants’ Account Balances for all periods prior to the transfer, taking into consideration the value of the assets in the Trust at the time of the transfer.

14.2
Interrelationship of the Plan and the Trust. The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the other creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.

14.3
Distributions From the Trust. Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Plan.

14.4
Investment of Trust Assets. The Trustee of the Trust shall be authorized, upon written instructions received from the Committee or investment manager appointed by the Committee, to invest and reinvest the assets of the Trust in accordance with the applicable Trust Agreement.

ARTICLE 15
Miscellaneous

15.1
Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent. The Plan is an unfunded, nontax-qualified, individual account, profit sharing plan. Plan benefits shall only accrue immediately before they are paid and may be paid directly by the applicable Employer. By electing to contribute to this Plan, each Participant acknowledges that this Plan is subject to ERISA but exempted from all of ERISA’s substantive requirements because it is a “top-hat plan,” acknowledges that the Company would not have implemented or continued this Plan but for its good-

faith belief that it is a top-hat plan, agrees that all Plan benefits shall be contingent on the Plan being a top-hat plan and promises never to assert otherwise.

15.2
Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, the Employer’s assets shall be, and remain, neither pledged nor restricted under or as a result of this Plan. An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

15.3
Employer’s Liability. An Employer’s liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

15.4
Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

15.5
Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, except to the extent expressly provided in a written employment agreement, if any. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

15.6
Furnishing Information. A Participant or his or her Beneficiary, as a condition to entitlement to benefits hereunder, shall cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

15.7
Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

15.8	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

15.9
Governing Law. Subject to ERISA and the Code, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of California without regard to its conflicts of laws principles.

15.10
Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below, except where such documents are required to be submitted on line:

Benefits Department
Amgen Inc.
One Amgen Center Drive
Thousand Oaks, CA 91320-1799

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if it is sent to the Participant (1) electronically, or (2) in writing and hand-delivered, or sent by mail, to the last address of the Participant shown on the records of the Company.

15.11
Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

15.12
Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

15.13
Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

15.14
Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

15.15
Insurance. The Employers, on their own behalf or on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of the Participants, in such amounts and in such forms as the Trust may choose. The Employers or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participants shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

15.16
Legal Fees To Enforce Rights After Change of Control. The Company and each Employer is aware that upon the occurrence of a Change of Control, the Board or the board of directors of a Participant’s Employer (which might then be composed of new members) or a shareholder of the

Company or the Participant’s Employer, or of any successor corporation might then cause or attempt to cause the Company, the Participant’s Employer or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company or the Participant’s Employer to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change of Control, it should appear to any Participant that the Company, the Participant’s Employer or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company, such Employer or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company and the Participant’s Employer irrevocably authorize such Participant to retain counsel of his or her choice at the expense of the Company and the Participant’s Employer (who shall be jointly and severally liable) to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, the Participant’s Employer or any director, officer, shareholder or other person affiliated with the Company, the Participant’s Employer or any successor thereto in any jurisdiction. The Company or the Participant’s Employer will pay all expenses described in this Section 15.16 no later than the last day of the Participant’s taxable year immediately following the taxable year in which the expenses are incurred, and the amount of expenses incurred in one taxable year shall not affect the eligible expenses in any other taxable year. Notwithstanding anything in this Section or the Plan to the contrary, the Company and/or the Participant’s Employer shall have no obligation for any unpaid expenses under this Section, and the Participant shall reimburse the Company and/or the Participant’s Employer for expenses already paid, to the extent there is a judicial determination or final arbitration decision that the litigation or other legal action brought by the Participant is frivolous.

IN WITNESS WHEREOF, the Company has signed this amended and restated Plan document on October 18, 2013.
“Company”
Amgen Inc., a Delaware corporation
By: /s/ BRIAN MCNAMEE
Title: Senior Vice President, Human Resources

Appendix A

The following subsidiaries and affiliates of Amgen Inc. are designated as Employers:
Amgen Manufacturing, Limited
Amgen Rockville, Inc. (formerly Micromet, Inc.)
Amgen SF, LLC
Amgen USA Inc.
Amgen Worldwide Services, Inc.
BioVex, Inc.
Immunex Corporation
Immunex Manufacturing Corporation
Immunex Rhode Island Corporation
KAI Pharmaceuticals, Inc.

Appendix B

Subject to the other terms and conditions of the Plan, the following management-level Employees shall be eligible to participate in the Plan:

1.	Those management-level Employees at Job Level 7 or higher.

2.	Those management-level Employees at Job Level 6 who, prior to the implementation of the Global Career Framework, were participating in the Plan.